Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2014 THIRD QUARTER RESULTS AND UPDATES FISCAL 2014 GUIDANCE

BOISE, Idaho (July 31, 2014) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its third quarter ended June 30, 2014.

Highlights:

▪

Total revenues were $778.4 million for the quarter, 28.4% higher than revenues for the same period in the prior fiscal year.  These results include the impact of the acquisition of substantially all of the assets of IVESCO Holdings, LLC (“IVESCO”), which closed on November 1, 2013.

▪	Operating income was $31.3 million for the quarter, 18.1% higher than operating income for the same period in the prior fiscal year.
▪	Net income was $19.4 million for the quarter, 15.4% higher than net income for the same period in the prior fiscal year.
▪	Diluted earnings per share were $1.52 for the quarter, compared to $1.32 for the same period in the prior fiscal year, an increase of 15.2%.
▪	The outstanding balance on our revolving credit facilities decreased to $55.1 million at June 30, 2014 from $112.5 million at March 31, 2014, reflecting strong cash flow.
▪	Internet sales to independent veterinary practices and producers in the United States grew by 26.0% for the quarter compared to the same period in the prior fiscal year.
▪

Revenues from our veterinary pharmacy programs in the United States increased approximately 30.0% to $66.8 million  for the quarter compared to $51.3 million in the same period in the prior fiscal year.

▪

We estimate that our organic revenue growth rate in the United States was approximately 7% for the quarter, and approximately 10% adjusted for the net effect of beta-agonist sales, which were significantly reduced in the current period as a result of a voluntary product suspension.

“We delivered very strong financial results for the quarter,” said Jim Cleary, President and Chief Executive Officer.  “We had great success with all of our major initiatives, including the ongoing integration of IVESCO.”

As previously disclosed, IDEXX Laboratories, Inc. (“IDEXX”) delivered to the Company a notice that it was moving to a direct sales and distribution model effective January 1, 2015.  The Company estimates that sales of these IDEXX products currently represent approximately 3.4% of annual revenues, and while it is an estimate, the Company believes approximately 2.5% of pretax income.  MWI is strategically well-positioned with competitive diagnostic products, which we have marketed and sold since January 2013.

Quarter ended June 30, 2014 compared to quarter ended June 30, 2013

Total revenues increased  28.4% to $778.4 million for the quarter ended June 30, 2014, compared to $606.4 million for the quarter ended June 30, 2013.  Revenues in the United States increased 30.4% from the same quarter in the prior year, due to revenues related to the acquisition of substantially all of the assets of IVESCO, and organic revenue growth.  Growth in flea, tick and heartworm products represented 2.0% of the revenue growth in the United States during the quarter ended June 30, 2014.    Revenues in the United Kingdom increased 14.0%  from the same period in the prior fiscal year as a result of a 4.1% organic increase, and a 9.9%  increase related to foreign currency translation.    Commissions increased 24.9% to $6.0 million for the quarter ended June 30, 2014, compared to $4.8 million for the quarter ended June 30, 2013.

Gross profit increased by 25.8% to $97.5 million for the quarter ended June 30, 2014, compared to $77.5 million for the quarter ended June 30, 2013. Gross profit as a percentage of total revenues was 12.5%  for the quarter ended June 30, 2014, compared to 12.8% for the quarter ended June 30, 2013.  Product margin as a percentage of total revenues decreased primarily due to the addition of the IVESCO business in November 2013.  The product margin on this business is generally lower than our overall product margin.  This serves to reduce the overall product margin of the consolidated company when compared to our results for the same period in the prior year.  Vendor rebates for the quarter ended June 30, 2014 increased by $2.6 million compared to the quarter ended June 30, 2013, primarily due to the growth in revenues.

Operating income increased 18.1% to $31.3 million for the quarter ended June 30, 2014, compared to $26.5 million for the quarter ended June 30, 2013.  SG&A expenses increased 30.4% to $63.2 million for the quarter ended June 30, 2014, compared to $48.4 million for the quarter ended June 30, 2013. SG&A expenses as a percentage of total revenues were 8.1% for the quarter ended June 30, 2014, compared to 8.0% for the quarter ended June 30, 2013.    These increases were primarily due to the addition of the IVESCO business in November 2013 and costs associated with the commencement of the consolidation process.  We incurred approximately $0.8 million of integration and acquisition related costs during the quarter in connection with the IVESCO acquisition.

Net income increased 15.4% to $19.4 million for the quarter ended June 30, 2014, compared to $16.8 million for the quarter ended June 30, 2013.  Diluted earnings per share were $1.52 and $1.32 for the quarters ended June 30, 2014 and 2013, respectively, an increase of 15.2%.

Nine months ended June 30, 2014 compared to nine months ended June 30, 2013

Total revenues increased 25.5% to $2.187 billion for the nine months ended June 30, 2014, compared to $1.742  billion for the nine months ended June 30, 2013.   Revenues in the United States increased 29.4%, due to revenues related to the acquisition of substantially all of the assets of IVESCO, and organic revenue growth.  Revenues  in the United Kingdom increased 1.1% for the nine months ended June 30, 2014 compared to the same period in the prior year.  Commissions increased 10.1% to $15.7 million for the nine months ended June 30, 2014, compared to $14.2 million for the nine months ended June 30, 2013.

Gross profit increased by 21.2% to $277.6 million for the nine months ended June 30, 2014, compared to $229.1 million for the nine months ended June 30, 2013.  Gross profit as a percentage of total revenues was 12.7% for the nine months ended June 30, 2014, compared to 13.1% for the nine months ended June 30, 2013.  Product margin as a percentage of total revenues decreased primarily due to the addition of the IVESCO business in November 2013.  The product margin on this business is generally lower than our overall product margin.  This serves to reduce the overall product margin of the consolidated company when compared to our results for the same period in the prior year. Vendor rebates for the nine months ended June 30, 2014 increased by approximately $9.1 million compared to the nine months ended June 30, 2013, primarily due to the growth in revenues.

Operating income increased 14.3% to $89.0 million for the nine months ended June 30, 2014, compared to $77.8 million for the nine months ended June 30, 2013.  SG&A expenses increased 25.1% to $180.0 million for the nine months ended June 30, 2014, compared to $143.8 million for the nine months ended June 30, 2013.   The increase in SG&A expenses was primarily due to the addition of IVESCO in November 2013.  SG&A expenses as a percentage of total revenues were 8.2% for the nine months ended June 30, 2014, compared to 8.3% for the nine months ended June 30, 2013.   We incurred approximately $2.3 million of integration and acquisition related costs during the nine months ended June 30, 2014 in connection with the IVESCO acquisition.

Net income increased 12.2% to $54.6 million for the nine months ended June 30, 2014, compared to $48.6 million for the nine months ended June 30, 2013.  Diluted earnings per share were $4.28 and $3.83 for the nine months ended June 30, 2014 and 2013, respectively, an increase of 11.7%.

Business Outlook

The Company estimates that revenues for fiscal year 2014 will be from $2.91 billion to $2.96 billion, which represents growth of 24% to 26% compared to revenues in fiscal year 2013.  The Company estimates that diluted earnings per share will be from $5.57 to $5.67 per share, which represents growth of 12.5% to 14.5% compared to diluted earnings per share in fiscal year 2013.    The recent change announced by IDEXX does not impact our fiscal year 2014 outlook.  The Company’s previous guidance for the fiscal year ending September 30, 2014 was revenues from $2.89 billion to $2.94 billion and diluted earnings per share of $5.47 to $5.67.  These estimates include the impact of the acquisition of substantially all of the assets of IVESCO, which is expected to be accretive during the eleven months of ownership in fiscal 2014, and include the effect of integration and acquisition related costs.  Additionally, these estimates are based on the Company’s current vendor contracts which typically undergo annual renegotiation and which may include terms such as rebates, commissions and exclusivity requirements.

Conference Call

The Company will be hosting a conference call on July 31, 2014 at 11:00 a.m. eastern time to discuss in greater detail these results and its fiscal year 2014 business outlook.  Participants can access the conference call by dialing (877)  638-4561.  International callers can access the conference call by dialing  (720)  545-0002.    The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through August 7, 2014  by calling (855)  859-2056 for calls within the United States or  (404)  537-3406 for international calls using the passcode 78083322.  The conference call will also be available on the Company’s web site, www.mwivet.com.

MWI is a leading distributor of animal health products across the United States of America and United Kingdom. MWI sells both companion animal and production animal products including pharmaceuticals, vaccines, parasiticides, diagnostics, micro feed ingredients, supplies, pet food, capital equipment and nutritional products. MWI also is a leading innovator and provider of value-added services and technologies used by veterinarians and producers. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor contracts or rebate programs; vendor rebates based upon attaining certain growth goals; transitional challenges associated with acquisitions, including the failure to retain customers and the disproportionate demands on management resources to integrate acquired businesses; financial risks associated with acquisitions and investments; changes in the way vendors introduce/deliver products to market; seasonality; competition; possible changes in the use of feed additives (antibiotics, growth promotants) used in production animal products due to trade restrictions, animal welfare and/or government regulations; an outbreak of foodborne diseases in production animal products; inability to ship products to the customer as a result of technological or shipping disruptions; the recall of a significant product by one of our vendors; risks associated with our international operations; an outbreak of infectious disease in animals; extended shortage or backorder of a significant product by one of our vendors; the impact of tightening credit standards and/or access to credit on behalf of our customers and suppliers; a disruption caused by adverse weather (i.e. drought) or other natural conditions or disasters; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors or margin reductions if we become a non-exclusive distributor; the impact of general economic trends on our business; our intellectual property rights may be inadequate to protect our business; the timing and effectiveness of marketing programs or price changes offered by our vendors; the timing of the introduction of new products and services by our vendors; unforeseen litigation; the ability to borrow on our revolving credit facility, extend the terms of our revolving credit facility or obtain alternative financing on favorable terms or at all; and risks from potential increases in variable interest rates.Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.
(Unaudited - Dollars and shares in thousands, except per share amounts)

	Quarter Ended June 30,		Nine Months Ended June 30,
Condensed Consolidated Statements of Income	2014	2013	2014	2013
Revenues	$778,448	$606,443	$2,186,979	$1,742,405
Cost of product sales	680,973	528,932	1,909,356	1,513,286
Gross profit	97,475	77,511	277,623	229,119
Selling, general and administrative expenses	63,162	48,432	179,958	143,820
Depreciation and amortization	2,984	2,545	8,699	7,450
Operating income	31,329	26,534	88,966	77,849
Interest expense	(361)	(173)	(956)	(599)
Other income	270	229	809	820
Income before taxes	31,238	26,590	88,819	78,070
Income tax expense	(11,873)	(9,809)	(34,238)	(29,438)
Net income	$19,365	$16,781	$54,581	$48,632

Net income per share - diluted	$1.52	$1.32	$4.28	$3.83
Weighted average common
shares outstanding - diluted	12,744	12,713	12,745	12,705

	June 30,	September 30,
Condensed Consolidated Balance Sheets	2014	2013
Assets
Cash	$2,644	$953
Receivables, net	384,987	307,445
Inventories	374,141	326,093
Prepaid expenses and other current assets	3,883	6,004
Deferred income taxes	3,957	2,327
Total current assets	769,612	642,822
Property and equipment, net	49,661	39,183
Goodwill	72,885	71,150
Intangibles, net	42,716	40,490
Other assets, net	10,441	8,910
Total Assets	$945,315	$802,555
Liabilities
Credit facilities	$55,100	$18,801
Accounts payable	358,430	324,057
Accrued expenses and other current liabilities	30,131	21,816
Current portion of capital lease obligations	12	103
Total current liabilities	443,673	364,777
Deferred income taxes	10,349	9,321
Long-term debt and capital lease obligations	-	16
Other long-term liabilities	2,117	2,122
Stockholders' Equity	489,176	426,319
Total Liabilities and Stockholders' Equity	$945,315	$802,555